EXHIBIT 23.1




The Board of Directors and Stockholders of
American Homestar Corporation:


We consent to the use of our report dated August 14, 2000, except as to Notes 1 and 8 which are as of October 11, 2000, relating to the consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended June 30, 2000 for American Homestar Corporation, which report appears in the June 30, 2002 Annual Report on Form 10-K of American Homestar Corporation.



/s/ KPMG LLP

Houston, Texas
September 12, 2002


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